Exhibit 99.1

    For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Completes Amendment to Senior Secured Credit Facility

Carmel, Ind., May 6, 2011 – CNO Financial Group, Inc. (NYSE: CNO) reported today that it has successfully completed the previously announced amendment to its senior secured credit facility.

"Completing this amendment is another positive step for CNO Financial Group," CFO Ed Bonach said. "The revisions will reduce our annual interest expense and give us even greater operating flexibility, which we believe should help position us for continued improvement to our credit ratings and capital market access over time."

The changes to the senior secured credit facility include:

•	Reduction of 125 basis points in the current “all-in” rate to 6.25% through a reduction in the interest rate of 100 bps to LIBOR+500, with LIBOR floor being reduced by 25 bps to 1.25%.

•	Addition of “step-downs” for mandatory prepayments resulting from any Restricted Payments (as defined in our credit facility), which would include share repurchases or shareholder dividends.
o	Requirement stepped down to a $0.50 prepayment for every $1 of Restricted Payments if Debt to Total Capitalization is less than or equal to 17.5%.
o	There will be no required prepayment if Debt to Total Capitalization is less than or equal to 12.5%.

•	Amendments regarding investing activities allowed under the facility.
o	Additional flexibility to make permitted investments at our holding company.
o	Increase in cap regarding non-investment grade investments to 12%.

The principal balance outstanding under the senior secured credit facility remains at $325 million and no changes were made to the current amortization schedule.

About CNO
CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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